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                                                                    EXHIBIT 12.1


                               RAYOVAC CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                (AMOUNTS IN MILLIONS, EXCEPT RATIOS) (UNAUDITED)

     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this ratio, earnings include net income before income taxes and fixed charges, net of capitalized interest. Fixed charges include gross interest expense, whether expensed or capitalized.


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


                                                                                             Nine Months Ended
                                                     Fiscal Year Ended September 30,        -------------------
                                            --------------------------------------------    June 30,   June 29,
                                             1998     1999      2000      2001      2002      2002      2003
                                            ------   ------    ------    ------    ------   --------   --------

Fixed Charges:
    Interest expense                        $15.8     $17.5     $31.0     $27.2     $16.0     $12.2     $28.1
    Rental estimate                           3.7       3.5       3.1       3.6       3.7       2.8       3.4
                                            -----     -----     -----     -----     -----     -----     -----
        Total fixed charges                 $19.4     $20.9     $34.2     $30.8     $19.7     $15.0     $31.5
                                            =====     =====     =====     =====     =====     =====     =====

Earnings:
    Earnings from continuing operations
    before income taxes                     $21.9     $36.5     $57.9     $17.8     $46.0     $25.5      $4.1
    Fixed Charges                            19.4      20.9      34.2      30.8      19.7      15.0      31.5
                                            -----     -----     -----     -----     -----     -----     -----
        Total adjusted earnings             $41.3     $57.5     $92.0     $48.6     $65.7     $40.4     $35.5
                                            =====     =====     =====     =====     =====     =====     =====


Ratio of earnings to fixed charges            2.1x      2.7x      2.7x      1.6x      3.3x      2.7x      1.1x
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